Brunswick Corporation Elects MaryAnn Wright to Board of Directors

METTAWA, Ill., June 7, 2021 – Brunswick Corporation (NYSE: BC) announced today that MaryAnn Wright, a former senior engineering executive at Johnson Controls International, Collins & Aikman, and Ford Motor Company, has been elected to its Board of Directors.

Ms. Wright most recently served as Group Vice President, Global Engineering & Product Development, Power Solutions at Johnson Controls International. She spent the first 18 years of her career at Ford Motor Company, where she had roles of increasing responsibility in Finance, Program Management, Engineering, Product Launch and Assembly Plant leadership, and as the Director of Sustainable Mobility Technologies. She was also the Chief Engineer of the Ford Escape Hybrid, the industry's first hybrid-electric SUV and the North American International Auto show “2005 Truck of the Year”. Ms. Wright also led the launch of Ford’s first hydrogen-powered fuel cell fleet program.

“We are excited to welcome MaryAnn to Brunswick’s board of directors,” said Nancy E. Cooper, Brunswick Corporation Non-Executive Board Chair. “MaryAnn’s experience in automotive technology and expertise in hybrid-electric and hydrogen-powered vehicles will be invaluable to Brunswick as we continue to execute on our ACES strategy. We look forward to benefitting from her leadership and are confident that she will make an immediate impact to our board.”

Ms. Wright is a successful executive with more than 30 years’ experience building high-performing teams and delivering outstanding results. Ms. Wright earned a BA in Economics and International Business and a Master of Science in Engineering at the University of Michigan. She earned her MBA in finance from Wayne State University.
Currently, Ms. Wright serves as an independent director on the boards of Group1 Automotive, Maxim Integrated, and Micron Technology.

Ms. Wright also serves as the board chair of the Friends for Animals of Metro Detroit, where she led the capital campaign to build a new $10M state-of-the-art shelter which opened in 2018 as the “MaryAnn Wright Animal Adoption and Education Center”.

About Brunswick
Headquartered in Mettawa, Ill., Brunswick Corporation’s leading consumer brands include Mercury Marine outboard engines; Mercury MerCruiser sterndrive and inboard packages; Mercury global parts and accessories including propellers and SmartCraft electronics; Advanced Systems Group, which includes industry-leading brands like MotorGuide, Attwood, Mastervolt, Blue Sea Systems, CZone, and ASG Connect system integrators; Land ’N’ Sea, BLA, Payne’s Marine, Kellogg Marine, and Lankhorst Taselaar marine parts distribution; Mercury and Quicksilver parts and oils; Bayliner, Boston Whaler, Crestliner, Cypress Cay, Harris, Heyday, Lowe, Lund, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Boating Services Network, Freedom Boat Club and Boat Class. For more information, visit brunswick.com.